REED’S, INC.

NOMINEE HOLDER CERTIFICATION

The undersigned, a broker, custodian bank, trustee, depositary or other nominee holder of subscription rights to purchase units, each unit consisting of one share of our common stock, $0.0001 par value and a warrant to purchase ½ share of common stock, in Reed’s, Inc. (“Reed’s”) pursuant to the rights offering described and provided for in the Reed’s prospectus dated [            ], 2017, hereby certifies to Reed’s, Continental Stock Transfer & Trust Company, as subscription agent for the rights offering, and to Okapi Partners, LLC, as information agent for the rights offering, that (1) the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of subscription rights specified below pursuant to the basic subscription right (as described in the prospectus), and on behalf of beneficial owners of subscription rights who have subscribed for the purchase of additional units pursuant to the over-subscription privilege (as described in the prospectus), listing separately below each such exercised basic subscription right and the corresponding over-subscription privilege (without identifying any such beneficial owner), and (2) each such beneficial owner’s basic subscription right has been exercised in full:

Number of Shares of Common Stock Owned on the Record Date	Rights Exercised Pursuant to Basic Subscription Privilege	Number of Units Subscribed For Pursuant to Over-Subscription Privilege

1.

2.

3.

4.

5.

6.

7.

8.

9.

Provide the following information if applicable:

Depository Trust Company (“DTC”)

Participant Number

[PARTICIPANT]

By:
Name:
Title:

DTC Basic Subscription Confirmation Number(s)